Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Autoscope Technologies Corporation 2022 Stock Option and Incentive Plan of our report dated March 22, 2022, with respect to the consolidated balance sheets of Autoscope Technologies Corporation as of December 31, 2021 and 2020, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years ended December 31, 2021 and 2020 included in the Annual Report on Form 10-K of Autoscope Technologies Corporation for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Boulay PLLP

Minneapolis, Minnesota

May 24, 2022

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